Exhibit (a)(5)(K)
NEWS RELEASE
Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Completes its Tender Offer
For Shares of Quixote Corporation
DALLAS — February 5, 2010 — Trinity Industries, Inc. (NYSE: TRN) announced today the successful completion of the tender offer by its subsidiary, THP Merger Co., for all outstanding shares of common stock of Quixote Corporation (NASDAQ: QUIX) and intends to complete the acquisition of Quixote Corporation promptly.
The tender offer and withdrawal rights expired at 12:00 Midnight, New York City time, on Thursday, February 4, 2010. The depositary for the tender offer has advised that, as of the expiration time, approximately 8,155,248 shares (including approximately 87,689 shares subject to guarantees of delivery) were validly tendered and not withdrawn, representing approximately 87.37% of all outstanding shares. In total, taking into account the shares tendered to THP Merger Co. in the tender offer and the 404,700 shares already held by THP Merger Co., THP Merger Co. holds 8,559,948 shares, representing approximately 91.71% of the total outstanding shares. All shares that were validly tendered and not properly withdrawn have been accepted for purchase. THP Merger Co. will promptly pay for such shares, at the offer price of $6.38 per share, net to the seller in cash, without interest and less any applicable withholding taxes.
Trinity Industries, Inc. intends to effect a “short-form” merger under Delaware law and Quixote Corporation will become a direct, wholly-owned subsidiary of Trinity Industries, Inc. As a result of the merger, any shares of Quixote Corporation common stock not tendered (except for shares held in the treasury of Quixote Corporation or by Quixote Corporation subsidiaries or by Trinity Industries Inc., THP Merger Co. or shares for which appraisal rights are properly demanded) will be cancelled and converted into the right to receive the same $6.38 in cash per share, without interest and less any applicable withholding taxes, that was paid in the tender offer.
Following the merger, Quixote Corporation common stock will cease to be traded on the NASDAQ Global Market.
Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy,

transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Quixote Corporation, headquartered in Chicago, Illinois (www.quixotecorp.com), through its wholly-owned subsidiary, Quixote Transportation Safety, Inc., is a leading manufacturer of energy-absorbing highway crash cushions, truck-mounted attenuators, bridge anti-icing systems, flexible post delineators and other transportation safety products.
Special Note:
Additional Information
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement and related materials.
Quixote Corporation stockholders are advised to read the Tender Offer Statement and related materials, filed by Trinity Industries, Inc. with the SEC. The Tender Offer Statement on Schedule TO (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by Trinity Industries, Inc. with the SEC and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Quixote Corporation with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer. The Tender Offer Statement has been mailed to all Quixote Corporation stockholders of record.
The Tender Offer Statement and related materials may be obtained at no charge by directing a request by mail to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, or by calling toll-free at (800) 290-6427, and may also be obtained at no charge at the website maintained by the SEC at http://www.sec.gov.
This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts. These statements include product development, product potential projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future events, operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans” and similar expressions. Although the management of Trinity Industries, Inc. and Quixote Corporation believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of either Trinity Industries, Inc. or Quixote Corporation, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in market conditions and product development as well as those discussed or identified in the public filings with the SEC made by Trinity Industries, Inc. and Quixote Corporation, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Trinity Industries, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 and in Quixote Corporation’s Annual

Report on Form 10-K for the year ended June 30, 2009. Other than as required by applicable law, Trinity Industries, Inc. and Quixote Corporation do not undertake any obligation to update or revise any forward-looking information or statements.
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